Exhibit 10.23
February 23, 2022
Shane McGuiness
Via Electronic Delivery
Dear Shane,
We are delighted to offer you the opportunity to join the Planet Fitness Corporate team! We believe your skills, knowledge and experiences are the right combination for success in the role of President, Corporate Clubs. This letter will confirm our offer of employment to you with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow:
1. POSITION AND DUTIES:
Effective as of the date that the transaction contemplated by that certain Equity Purchase Agreement by and among Planet Fitness, Inc., Sunshine Fitness Group Holdings, LLC, TSG7 A AIV III Holdings-A, L.P., and certain other parties thereto (the “Transaction”) is closed, and contingent on the closing of the Transaction, you will be employed by the Company, on a full-time basis, in the role of President, Corporate Clubs. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you. You also agree to comply at all times with the Company’s policies, practices and procedures, including, but not limited to, the Planet Fitness Code of Ethics.
2. COMPENSATION AND BENEFITS:
The Company will pay you a bi-weekly salary of $18,269.24 ($475,000 annualized), subject to applicable withholdings. Your salary shall be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion, though the Company agrees that your base salary will be no less than $475,000 annualized.
Bonus Compensation: Effective for 2022, you are eligible to participate in the Planet Fitness Corporate Bonus Plan. You shall be eligible to earn an annual bonus, the amount of any such bonus to be determined by the Company in its sole discretion, initially set at 60% of your Base Salary. The final calculation of your bonus is based upon achievement of Company goals and personal goals within an Individual Goal Plan for the performance period, prorated for active service within the plan year. Except as set forth in the Planet Fitness, Inc. Executive Severance & Change in Control Policy (the “Severance Policy”), to be eligible for a bonus payout, you must be employed by the Company on the date that the bonus is paid. The Company retains the right to modify its bonus plans at any time.
Sign-On Award: On or within seven days of your start date, you will be granted a special one-time new hire award (the “Sign-On Award”) based on a target fair value of $7.5 Million and comprised of 25% restricted stock units and 75% performance share units. The restricted stock unit grant is subject to cliff vesting on the fifth anniversary of the closing of the transaction. The performance share unit grant is subject to a three-year performance period and will be settled as follows: 50% to be settled promptly following the certification of applicable performance targets in 2025; 25% settled on or about January 1, 2026; and 25% settled on or about January 1, 2027. The maximum payout on the performance share units is 200%.
Notwithstanding anything to the contrary in the Severance Policy, with respect to the Sign-On Award, any then-unvested RSUs will vest upon an Involuntary Termination, as defined in the Severance Policy, on a pro-rated basis based on the number of months completed during the service period. With respect to the then unvested PSUs, a pro-rated number of the PSUs will similarly vest upon an Involuntary Termination on a pro-rated basis based on the number of months completed during the performance period and shall remain eligible to vest and settle at the end of the performance period based on actual achievement of the applicable performance metrics. For the avoidance of doubt, if an Involuntary Termination occurs upon or within 24 months after the consummation of a Change of Control (as such terms are defined in the Severance Policy), your Sign-On Award and any other Annual Long Term Incentive Award shall be treated in accordance with Section 4.2(d) of the Severance Plan.

Annual Long Term Incentive Award: Beginning in March 2022, you are eligible to receive an annual long term incentive award (the “Annual Awards”), equal to 100% of your annual base pay amount. The Annual Awards will be comprised of 33 1/3% restricted stock units, 33 1/3% performance share units and 33 1/3% stock options, with the restricted stock unit, performance share unit and exercise price of options to be determined by the closing share price on your grant date. Stock options will be valued in a manner consistent with the valuation of stock options granted to other senior executives of the Company. The restricted stock unit grant and stock option grant are each subject to vesting of 25% annually over a period of four years beginning on your grant date. The performance share unit grant is subject to 100% vesting on the third anniversary of your grant date, subject to the achievement of defined performance metrics.
The Sign-On Award and the Annual Awards are governed by, and subject to the terms of, our 2015 Omnibus Incentive Plan (the “Plan”) and subject to Company guidelines, stock ownership requirements and Board approval. Under the terms of the Plan, your eligibility to receive the Annual Awards and whether you are granted Annual Awards are subject to final review and approval by the Board of Directors in their discretion.
Participation in Employee Benefit Plans: You will be entitled to participate in all employee benefit plans in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
Paid Vacation Time: You are eligible for a vacation benefit of four (4) weeks of vacation time per calendar year, prorated based on your date of hire and accrued on a bi-weekly basis. In addition, you are eligible for five floating holidays per calendar year. The company’s Paid Time-Off Policy is available upon request.
Business Expenses: The Company will reimburse you for all reasonable business-related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to policies established by the Company.
3. CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES:
Planet Fitness believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality, Non-Competition and Inventions Agreement before or upon hire. Should you become a Participant in the Severance Policy, the restrictive covenants in the Severance Policy shall supersede any similar provisions in the Confidentiality, Non-Competition and Inventions Agreement.
4. AT-WILL EMPLOYMENT:
By signing below, you acknowledge that you will be employed by the Company on an at-will basis which means that both you and the Company will retain the right to terminate the employment relationship at any time, with or without notice or cause. This offer letter is not meant to constitute a contract of employment for a specific duration or term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
5. TERMINATION OF EMPLOYMENT – SEVERANCE:
In the event of an Involuntary Termination of your employment, as defined in the Severance Policy, you will be eligible to participate in the Severance Policy so long as you meet the eligibility requirements of Article 3 of the Severance Policy.
6. WORK ELIGIBILITY:
Your offer is contingent upon proof of eligibility to work legally in the United States. Furthermore, by signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Planet Fitness.
7. CONTINGENT OFFER:
Your offer and continued employment are contingent upon our satisfactory completion of a background check.

8. CHOICE OF LAW:
Any disputes about the provisions in this Letter shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of provisions in this Letter, the parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in and of the State of Florida.
This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between you and the Company or any of its affiliates, including Sunshine Fitness Management LLC, regarding your employment. If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me by February 25, 2022.
Sincerely yours,

PLA-FIT FRANCHISE, LLC            Accepted and Agreed:

By: /s/ Kathy Gentilozzi         Signature: /s/ Shane McGuiness

Kathy Gentilozzi         Shane McGuiness Date: 2/25/22
Chief People Officer

By: /s/ Chris Rondeau

Chris Rondeau
Chief Executive Officer